Exhibit 99.1

Customers Bancorp, Inc.
1015 Penn Avenue
Wyomissing, PA 19610
Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Carla Leibold, CFO 484-923-8802
Sam Sidhu, Head of Corporate Development 212-843-2485

Customers Bancorp Reports First Quarter 2020
Net Income of $7.0 Million, or $0.22 Per Diluted Share
Adjusted Pre-tax Pre-provision Earnings of $38.6 million, up 53% over Q1 2019
Net Interest Margin Expands by 10 basis points over Q4 2019

•Q1 2020 GAAP earnings of $7.0 million, or $0.22 per diluted share, and core earnings of $8.1 million, or $0.26 per diluted share (non-GAAP measures).
•Q1 2020 results include the adoption of the Current Expected Credit Loss ("CECL") standard on January 1, 2020, resulting in a total build of credit reserves of $100.4 million and a charge to Q1 2020 earnings of $23 million. At March 31, 2020, the coverage of loss reserves to loans and leases held for investment was 2.1%, up from 0.8% at December 31, 2019.
•Adjusted pre-tax pre-provision net income for Q1 2020 was $38.6 million, an increase of 53% over Q1 2019 pre-tax pre-provision net income of $25.3 million (non-GAAP measures).
•Q1 2020 net interest margin expanded 10 basis points from Q4 2019 to 2.99%; our sixth consecutive quarter of net interest margin expansion. Q1 2020 net interest margin up 40 basis points over Q1 2019.
•Net interest income increased by $3.7 million, or 4.8%, over Q4 2019 and $22.0 million, or 37.1%, over Q1 2019.
•Total assets were $12.0 billion at March 31, 2020, compared to $10.1 billion at March 31, 2019 and $11.5 billion at December 31, 2019. Average assets were $11.6 billion for Q1 2020, compared to $9.8 billion for Q1 2019 and $11.3 billion for Q4 2019.
•Total loans and leases increased $1.6 billion, or 18% year-over-year, driven by strong growth in mortgage warehouse loans of $1.0 billion and commercial and industrial loans and leases of $0.6 billion. Run-off of multifamily loans was replaced with an equal amount of high FICO score personal, home improvement and student refinance loans.
•Total deposits increased $1.0 billion, or 13%, year-over-year, which included a $828 million, or 38%, increase in demand deposits.
•Asset quality remains strong. Non-performing assets were only 0.53% of total assets at March 31, 2020 and reserves equaled 242% of non-performing loans. Net charge-offs were $5.9 million, or 25 basis points of average total loans and leases on an annualized basis, during Q1 2020.
•Helped thousands of small businesses over the past few weeks by originating about $5 billion in SBA Payroll Protection Program loans directly or through fintech partnerships as of May 2, 2020, which is expected to add about $85 million in revenues.

Wyomissing, PA, May 4, 2020 - Customers Bancorp, Inc. (NYSE: CUBI) the parent company of Customers Bank and its operating division BankMobile (collectively “Customers” or "CUBI"), today reported first quarter 2020 ("Q1 2020") net income to common shareholders of $7.0 million, or $0.22 per diluted share. Core earnings for Q1 2020 totaled $8.1 million, or $0.26 per diluted share.

“We are very pleased with our financial success,” said Customers Bancorp Chairman and CEO Jay Sidhu. “But foremost, I am so pleased and proud to partner with such talented and hard-working team members at a time like this. We did not miss a beat in delivering tremendous service to our clients. And, we overcame tremendous obstacles to give access to Paycheck Protection Program loans to thousands of small businesses and non-profits. Working nearly round the clock, team members from every department worked with clients to finish loan applications to save the jobs of tens of thousands of Americans. Customers Bank is poised for great things in the future.”

In light of the COVID-19 public health crisis, Customers immediately responded and implemented the following:

Support for Team Members:
•85% of our team members are currently working remotely;
•Special pay considerations, bonuses, additional PTO for essential front line team members;
•No furloughs; team members are at 100% pay;
•Zero-interest loans up to $2,500 are available to assist team members and their families facing challenges due to COVID-19; and
•A hotline is available for any team member to call for assistance of any kind.

Support for Consumers and Businesses:
•Participated in the SBA Paycheck Protection Program ("PPP") with the initial round resulting in $385 million in SBA-approved PPP loans;
•Implemented payment modification programs for COVID-19 impacted clients;
•Not reporting payment deferrals to credit bureaus; and
•Waiving or reducing certain fees.

Support for Communities:
•Donations leading to more than $1 million to communities in our footprint for urgent basic needs;
•Additional re-targeting of existing sponsorship and grants to non-profit organizations to support COVID-19 related activities;
•Provided a webinar for the entire business community on how to survive and thrive during this pandemic crisis; and
•Represented community bank perspectives on CNBC.

Looking Ahead to 2020 and Beyond

Mr. Sidhu stated, "Before COVID-19, Customers was projecting core earnings per share of $3.00 for 2020 with continued improvement expected in all profitability metrics. However, rapid recent changes in economic activity introduce uncertainty to our near-term profitability. We have pivoted our strategy in this environment to building a stronger balance sheet and assisting our customers, team members and community to effectively deal with this crisis. Our provision will be higher, most customer activity will slow, and there will be disruptions, but we are also seeing positive trends in deposits and opportunities to serve customers through the SBA Paycheck Protection Program as well as other U.S. Treasury and Federal stimulus programs." Mr. Sidhu continued, "Longer term, we remain confident in our ability to achieve a run rate of $6 per share in annual core earnings by the end of 2025 or 2026."

Status Report on Strategic Priorities Articulated at Analyst Day in October 2018, with Subsequent Updates

Improve Profitability: Top Quartile Profitability with 1.25% Core ROAA in 2-3 years

As stated during our 2018 Analysts Day in October 2018, Customers expects to remain focused on growing its core businesses, while improving margins, capital and profitability. Through favorable mix shifts in both assets and liabilities, while maintaining its superior credit quality culture and extreme focus on productivity improvement, Customers improved the overall quality of its balance sheet and deposit franchise, expanded its net interest margin, enhanced liquidity and remains relatively neutral to interest rate changes. The strategies articulated at the 2018 Analysts Day in October 2018 and subsequent progress through Q1 2020 are summarized below:

•
Target ROAA in top quartile of peer group, which we expect will equate to a ROAA of 1.25% or higher over the next 2-3 years. ROAA was 0.37% in Q1 2020, down from Q1 2019 ROAA of 0.64% due to the increase in the provision for credit losses resulting from the adoption of CECL and the impact of COVID-19. The pre-tax and pre-provision adjusted ROAA (a non-GAAP measure) was 1.34% for Q1 2020, up 29 basis points from 1.05% in Q1 2019.

•
Achieve NIM expansion to 2.75% or greater by Q4 2019, with full year 2019 NIM above 2.70%, through an expected shift in asset and funding mix. Actual results for 2019 were materially better, with full year 2019 NIM of 2.75%. Further expansion was achieved in Q1 2020, with NIM of 2.99%, up from 2.89% in Q4 2019 and 2.59% in Q1 2019. Since Q3 2018, Customers effectively restructured its balance sheet resulting in NIM expansion of 52 basis points. For 2020, full year NIM is expected to be above 3.00% (non-GAAP measures).

•
BankMobile growth and maturity was expected with profitability achieved by year end 2019. BankMobile reached profitability in Q3 2019 and maintained profitability in Q4 2019, and was also profitable in Q1 2020 on an adjusted pre-tax pre-provision basis. BankMobile's profitability in Q1 2020 was negatively impacted by increased CECL-related provision expense, the COVID-19 crisis, a legal reserve of $1 million related to the previously disclosed DOE matter, increased depreciation expense related to capitalized development costs for technology placed in service in 2019 and non-capitalizable technology-related expenses. Key strategic priorities for 2020 include keeping BankMobile profitable, and attempting to divest it by the end of 2020.

•	Expense control. Customers' efficiency ratio was 66.03% in Q1 2020, up from 56.98% in Q4 2019, but down from 68.32% in Q1 2019. Improving operating efficiency is a high priority.
•
Growth in core deposits and good quality higher-yielding loans. Demand Deposit Accounts ("DDAs") grew 38% year-over-year. Lower yielding multi-family loans decreased by $1.1 billion, or 36%, year-over-year and were replaced by higher yielding C&I loans and leases and other consumer loans, which had net growth of $616 million and $1.2 billion year-over-year, respectively.

•
Maintain strong credit quality and superior risk management. Non-performing loans ("NPLs") were negatively impacted by one commercial real estate loan collateralized by a Class A office building in northern New Jersey. The borrowers personally guaranteed a portion of the loan amount. Customers has received a letter of intent to sell this loan in the near future. In spite of this, NPLs were only 0.61% of total loans and leases at March 31, 2020. Reserves to NPLs at March 31, 2020 were 242%, compared to 265% at December 31, 2019. The Bank is relatively neutral to interest rate changes at March 31, 2020. We remain very focused on a strong Risk Management culture throughout our company.

•
Evaluate opportunities to redeem our preferred stock as it becomes callable. Redeeming all of the preferred stock as it becomes callable would result in an increase to our diluted earnings per share by approximately $0.46 annually, if not replaced. Given the current economic uncertainty stemming from the COVID-19 crisis, Customers will not call for redemption any preferred stock in 2020 that becomes callable this year.

Focus on Capital Allocation

Customers remains well capitalized by all regulatory measures. The tangible common equity to tangible assets ratio (a non-GAAP measure) was 6.16% in Q1 2020, reflecting industry-wide strong levels of asset growth, as well as the impact of CECL on tangible common equity. We continue to target reaching a 7.0% tangible common equity ratio organically by the end of 2020, adjusted for the impact of CECL and SBA-approved PPP loans held on our balance sheet.

Q1 2020 Overview
The following table presents a summary of key earnings and performance metrics for the quarter ended March 31, 2020 and the preceding four quarters:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per share data and stock price data)	Q1	Q4	Q3	Q2	Q1
	2020	2019	2019	2019	2019

GAAP Profitability Metrics:
Net income available to common shareholders	$7,027	$23,911	$23,451	$5,681	$11,825
Per share amounts:
Earnings per share - basic	$0.22	$0.76	$0.75	$0.18	$0.38
Earnings per share - diluted	$0.22	$0.75	$0.74	$0.18	$0.38
Book value per common share (1)	$23.98	$26.66	$25.66	$24.80	$24.44
CUBI stock price (1)	$10.93	$23.81	$20.74	$21.00	$18.31
CUBI stock price as % of book value (1)	46%	89%	81%	85%	75%
Average shares outstanding - basic	31,391,151	31,306,813	31,223,777	31,154,292	31,047,191
Average shares outstanding - diluted	31,820,538	31,876,341	31,644,728	31,625,741	31,482,867
Shares outstanding (1)	31,470,026	31,336,791	31,245,776	31,202,023	31,131,247
Return on average assets ("ROAA")	0.37%	0.97%	0.95%	0.36%	0.64%
Return on average common equity ("ROCE")	3.50%	11.58%	11.81%	2.96%	6.38%
Efficiency ratio	66.03%	56.98%	61.58%	77.32%	68.32%
Non-GAAP Profitability Metrics (2):
Core earnings	$8,145	$23,843	$23,402	$12,688	$12,080
Per share amounts:
Core earnings per share - diluted	$0.26	$0.75	$0.74	$0.40	$0.38
Tangible book value per common share (1)	$25.60	$26.17	$25.16	$24.30	$23.92
CUBI stock price as % of tangible book value (1)	43%	91%	82%	86%	77%
Net interest margin, tax equivalent	2.99%	2.89%	2.83%	2.64%	2.59%
Core ROAA	0.41%	0.97%	0.95%	0.63%	0.65%
Core ROCE	4.05%	11.55%	11.78%	6.62%	6.52%
Adjusted pre-tax pre-provision net income	$38,595	$44,676	$39,440	$26,140	$25,305
Adjusted ROAA - pre-tax and pre-provision	1.34%	1.57%	1.39%	1.01%	1.05%
Adjusted ROCE - pre-tax and pre-provision	17.41%	19.89%	18.04%	11.75%	11.71%
Core efficiency ratio	63.33%	56.76%	59.21%	69.25%	68.03%
Asset Quality:
Net charge-offs	$5,914	$4,362	$1,761	$637	$1,060
Annualized net charge-offs to average total loans and leases	0.25%	0.18%	0.07%	0.03%	0.05%
Non-performing loans ("NPLs") to total loans and leases (1)	0.61%	0.21%	0.17%	0.15%	0.26%
Reserves to NPLs (1)	241.64%	264.67%	290.38%	330.36%	194.15%
Customers Bank Capital Ratios (3):
Common equity Tier 1 capital to risk-weighted assets	10.66%	11.32%	10.85%	11.19%	12.57%
Tier 1 capital to risk-weighted assets	10.66%	11.32%	10.85%	11.19%	12.57%
Total capital to risk-weighted assets	12.29%	12.93%	12.42%	12.84%	14.37%
Tier 1 capital to average assets (leverage ratio)	10.06%	10.38%	9.83%	10.32%	10.97%

(1) Metric is a spot balance for the last day of each quarter presented.
(2) Non-GAAP measures exclude investment securities gains and losses, severance expense, merger and acquisition-related expenses, losses realized from the sale of non-QM residential mortgage loans, loss upon acquisition of interest-only GNMA securities, legal reserves, credit valuation adjustments on derivatives, and goodwill and intangible assets. Tangible book value per common share is adjusted to exclude the impact of adopting CECL. These notable items are not included in Customers' disclosures of core earnings and other core profitability metrics. Please note that not each of the aforementioned adjustments affected the reported amount in each of the periods presented. Customers' reasons for the use of these non-GAAP measures and a detailed reconciliation between the non-GAAP measures and the comparable GAAP amounts are included at the end of this document.
(3) Regulatory capital ratios are estimated for Q1 2020 and actual for the remaining periods. In accordance with regulatory capital rules, Customers elected an option to delay the estimated impact of CECL on its regulatory capital over a five-year transition period ending January 1, 2025. As a result, capital ratios and amounts as of Q1 2020 exclude the impact of the increased allowance for credit losses on loans and leases and unfunded loan commitments attributed to the adoption of CECL.

Net Interest Income
Net interest income totaled $81.3 million in Q1 2020, an increase of $3.7 million from Q4 2019, primarily due to 10 basis points of NIM expansion (a non-GAAP measure) and a $300.1 million increase in average interest-earning assets. Compared to Q4 2019, total loan yields increased 21 basis points to 4.89%. The cost of interest-bearing deposits in Q1 2020 decreased by 20 basis points due to two Federal Reserve interest rate cuts for 150 basis points during March 2020 due to COVID-19. Borrowing costs increased 25 basis points to 3.16% due to the issuance of $74.8 million in 15-year 5.375% subordinated notes in December 2019, partially offset by lower short-term borrowing costs due to the decline in interest rates.
Q1 2020 net interest income increased $22.0 million from Q1 2019, primarily due to 40 basis points of NIM expansion (a non-GAAP measure) and a $1.7 billion increase in average interest-earning assets. Compared to Q1 2019, total loan yields increased 41 basis points to 4.89%. Given the Federal Reserve interest rate cuts in the second half of 2019 and March 2020, the cost of interest-bearing liabilities decreased 30 basis points to 2.01%.
Total loans and leases increased $1.6 billion, or 18.2%, to $10.3 billion at March 31, 2020 compared to the year-ago period. Loan mix improved year-over-year as mortgage warehouse loans increased $1.0 billion to $2.6 billion, C&I loans and leases increased $616 million to $2.0 billion, commercial real estate non-owner occupied loans increased $159 million to $1.3 billion and other consumer loans increased $1.2 billion to $1.3 billion. These increases were offset in part by planned decreases in multi-family loans of $1.1 billion to $2.1 billion and residential mortgages of $269 million to $358 million.
Total deposits increased $1.0 billion, or 13%, to $8.4 billion at March 31, 2020 compared to the year-ago period. Total demand deposits increased $828 million, or 38%, to $3.0 billion and savings deposits increased $751 million, or 180%, to $1.2 billion. These increases were offset in part by decreases in money market deposits of $432 million, or 13%, to $2.8 billion and time deposits of $159 million, or 10%, to $1.4 billion. In July 2018, Customers launched a new digital, on-line savings banking product with a goal of gathering retail deposits. At March 31, 2020, this new product generated $1.1 billion in retail deposits, an increase of $237 million since December 31, 2019.

Risk Management, Provision and Credit Quality

Risk management is a critical component of how Customers creates long-term shareholder value, and Customers believes that asset quality is one of the most important risks in banking to be understood and managed. Customers believes that asset quality risks must be diligently addressed during good economic times with prudent underwriting standards so that when the economy deteriorates the bank's capital is sufficient to absorb all losses without threatening its ability to operate and serve its community and other constituents. Since mid-2019, Customers has been operating in a pre-recessionary environment assuming a recession was imminent in the foreseeable future. "Our Credit Administration Group and Market Presidents started analyzing their portfolios, in detail, and stressing them under adverse scenarios and either exiting or increasing the monitoring activities of higher risk credits. Customers' non-performing loans at March 31, 2020 were only 0.61% of total loans and leases, compared to the industry average non-performing loans of 0.98%, in the most recent period available. Our Q1 2020 non-performing loans were impacted by one commercial real estate credit which we expect to resolve in the near future, reducing our non-performing loans in future periods. Our expectation is superior asset quality performance in good times and in difficult years," said Mr. Sidhu.

The provision for credit losses on loans and leases in Q1 2020, which was calculated under CECL accounting standard effective January 1, 2020, was $22.3 million, compared to $9.7 million in Q4 2019 and $4.8 million in Q1 2019. The increase compared to the prior periods primarily resulted from the adoption of CECL and the impact of COVID-19. Net charge-offs for Q1 2020 were $5.9 million, or 25 basis points of average loans and leases on an annualized basis, compared to net charge-offs of $4.4 million, or 18 basis points in Q4 2019, and $1.1 million, or 5 basis points in Q1 2019. The allowance for credit losses on loans and leases represented 2.1% of total loans and leases receivable at March 31, 2020, compared to 0.8% at December 31, 2019, and 0.6% at March 31, 2019. Upon adoption of the CECL standard on January 1, 2020, the allowance for credit losses for funded and unfunded loans increased by $79.8 million and $3.4 million, respectively. The allowance for credit losses for unfunded loan commitments is presented within accrued interest payable and other liabilities in the consolidated balance sheet. The Q1 2020 provision for credit losses for unfunded loan commitments was $0.8 million and is presented as part of other non-interest expense.

Non-Interest Income

Non-interest income totaled $21.9 million for Q1 2020 , a decrease of $3.9 million compared to Q4 2019. The decrease in non-interest income primarily resulted from a negative mark-to-market derivative credit value adjustment of $3.1 million, reduced gains realized from the sale of SBA loans of $2.8 million and fair value declines in equity securities issued by a foreign entity of $1.7 million, offset in part by $4.0 million of gains realized from the sale of $100.5 million of agency-guaranteed residential mortgage-backed securities in Q1 2020.

Non-interest income totaled $21.9 million in Q1 2020, an increase of $2.2 million compared to Q1 2019. The increase in non-interest income primarily resulted from $4.0 million of gains realized from the sale of $100.5 million of agency-guaranteed residential mortgage-backed securities in Q1 2020, increased commercial lease income of $1.9 million driven by organic growth in commercial operating leases, increased deposit fees of $1.3 million resulting from higher activity volumes at BankMobile and a change in the fee structure on certain deposit accounts late in Q1 2019,and increased mortgage warehouse transactional fees of $0.6 million resulting from increased refinancing activity driven by the decline in market interest rates. These increases were offset in part by a negative mark-to-market derivative credit valuation adjustment of $2.2 million, decreased interchange and card revenue of $2.0 million primarily driven by lower activity volumes at BankMobile and a decline in the fair value of equity securities issued by a foreign entity of $1.3 million.

Non-Interest Expense

Non-interest expense totaled $66.5 million for Q1 2020, an increase of $7.7 million compared to Q4 2019. The increase in non-interest expense primarily resulted from increases of $2.7 million in technology, communications, and bank operations, $2.6 million in other non-interest expenses, $1.2 million in professional services, $0.7 million in advertising and promotion, $0.6 million in salaries and employee benefits, and $0.6 million in commercial lease depreciation, partially offset in part by a decrease of $0.5 million in provision for operating losses. The increase in technology, communications, and bank operations was driven by BankMobile product costs and processing expenses to support its white label partnership. The increase in other non-interest expenses was driven by legal reserves of $1.0 million related to a partial settlement of the previously disclosed DOE matter, and an increase in the provision for credit losses for unfunded commitments of $0.8 million coinciding with the adoption of CECL and the impact of COVID-19. The increase in professional services was primarily driven by costs to support BankMobile and its white label partnership. The increase in advertising and promotion was driven by increases in promotional campaigns related to Customers' Digital Banking product and BankMobile and its white label partnership. The increase in salaries and employee benefits was primarily driven by an increase in full time equivalents needed for future growth. The increase in commercial lease depreciation was driven by the organic growth of the commercial operating lease portfolio.

Non-interest expense totaled $66.5 million in Q1 2020, an increase of $12.5 million compared to Q1 2019. The increase in non-interest expense primarily resulted from increases of $3.3 million in other non-interest expenses, $3.1 million in professional services, $2.5 million in salaries and employee benefits, $1.5 million in commercial lease depreciation, $1.1 million in technology, communications, and bank operations, $0.9 million in FDIC, non-income taxes, and regulatory fees, and $0.8 million in advertising and promotion, offset in part by a decrease of $0.9 million in provision for operating losses. The increase in other non-interest expense was primarily driven by legal reserves of $1.0 million related to the partial settlement of the previously disclosed DOE matter, certain product development costs related to our white label partnership, and an increase in the provision for credit losses for unfunded commitments of $0.8 million coinciding with the adoption of CECL and the impact of COVID-19. The increase in professional services was driven by costs incurred to support our white label partnership. The increase in salaries and employee benefits was primarily driven by annual salary increases and an increase in full time equivalents to support future growth. The increase in commercial lease depreciation was primarily driven by the organic growth of the commercial operating lease portfolio. The increase in technology, communications and bank operations primarily resulted from the continued investment in Customers' digital transformation initiatives. The increase in FDIC, non-income taxes, and regulatory fees was driven by higher fees resulting from management's decision to grow the balance sheet beyond $10 billion, as higher premiums become applicable. The increase in advertising and promotion was driven by increases in promotional campaigns related to Customers' Digital Banking product and BankMobile and its white label partnership.

Taxes

Customers' effective tax rate was 26.5% for Q1 2020, compared to 21.3% for Q4 2019 and 23.8% for Q1 2019. The increase in the effective tax rate from Q4 2019 was primarily driven by tax credits that were recorded in Q4 2019 and changes made to state taxes. The increase in the effective tax rate in Q1 2020 when compared to Q1 2019 is mainly driven by discrete provision items which increased income tax expense in Q1 2020.

BankMobile Segment Results

BankMobile, a division of Customers Bank, operates a branchless digital bank offering low cost banking services to over two million Americans, with approximately 0.9 million active deposit customers. Customers reported in Q4 2018 that it expects to retain BankMobile for up to a 2-3 year period, but will regularly evaluate the best options for BankMobile. Key strategic initiatives for 2020 include keeping BankMobile profitable and attempting to divest it by the end of 2020.

BankMobile deposits averaged $622 million in Q1 2020, with an average cost of just 0.22%, and Q1 2020 revenues were $23.1 million compared to Q1 2019 of $20.2 million. BankMobile reported Q1 2020 segment net loss of $3.2 million, or $(0.10) per diluted share, compared to a net loss of $0.2 million, or $(0.01) per diluted share in Q1 2019, principally due to an increase in provision for loan losses from the CECL adoption, the impact of COVID-19 and increased non-interest expense resulting from legal reserves of $1.0 million related to the partial settlement of the previously disclosed DOE matter and increased depreciation expense related to capitalized development costs for technology placed in service during 2019 and other non-capitalizable technology-related expenses. "We remain in the investment mode for our white label and other unique Banking as a Service ("BaaS") strategic opportunities for BankMobile," stated Luvleen Sidhu, President and Chief Executive Officer of BankMobile. We are very optimistic about our longer term opportunities to supplement our profitability and growth with continued expansion of our BaaS business," Luvleen Sidhu concluded. "Since Customers Bancorp, Inc. decided to cross the $10 billion asset mark at December 31, 2019, Customers will explore all strategic options for BankMobile in 2020 and will attempt to divest it by the end of 2020," concluded Jay Sidhu, Customers Bancorp, Inc. CEO and Chairman.

Conference Call

Date:   Monday, May 4, 2020
Time:   11:00 AM EDT
US Dial-in:  +1 (877) 886-2635
International Dial-in: +1 (334) 323-0527
Participant Code: 822019

Please dial in at least 10 minutes before the start of the call to ensure timely participation. Slides accompanying the presentation will be available on Customers' website at https://www.customersbank.com/investor-relations/ prior to the call.

Please submit any questions you have regarding the earnings in advance to rramsey@customersbank.com and the executives will address them on the call. Customers will also open the lines to questions following management's presentation of the first quarter results. A playback of the call will be available beginning May 4, 2020 at 2:00 PM EDT until 2:00 PM EDT on June 3, 2020. To listen, call within the United States +1 (888) 203-1112, or +1 (719) 457-0820 when calling internationally. Please use the replay passcode 9446078.

Institutional Background

Customers Bancorp, Inc. is a bank holding company located in Wyomissing, Pennsylvania engaged in banking and related businesses through its bank subsidiary, Customers Bank. Customers Bank is a community-based, full-service bank with assets of approximately $12.0 billion at March 31, 2020. A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender that provides a range of banking services to small and medium-sized businesses, professionals, individuals and families through offices in Pennsylvania, Illinois, New York, Rhode Island, Massachusetts, New Hampshire and New Jersey. Committed to fostering customer loyalty, Customers Bank uses a High Tech/High Touch strategy that includes use of industry-leading technology to provide customers better access to their money, as well as Concierge Banking® by appointment at customers’ homes or offices 12 hours a day, seven days a week. Customers Bank offers a continually expanding portfolio of loans to small businesses, multi-family projects, mortgage companies and consumers.

Customers Bancorp, Inc.'s voting common shares are listed on the New York Stock Exchange under the symbol CUBI. Additional information about Customers Bancorp, Inc. can be found on the Company’s website, www.customersbank.com.

“Safe Harbor” Statement
In addition to historical information, this press release may contain ”forward-looking statements” within the meaning of the ”safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words ”may,” ”could,” ”should,” ”pro forma,” ”looking forward,” ”would,” ”believe,” ”expect,” ”anticipate,” ”estimate,” ”intend,” ”plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements, including: the adverse impact on the U.S. economy, including the markets in which we operate, of the coronavirus outbreak, and the impact of a slowing U.S. economy and increased unemployment on the performance of our loan and lease portfolio, the market value of our investment securities, the demand for our products and services and the availability of sources of funding; the effects of actions by the federal government, including the Board of Governors of the Federal Reserve System and other government agencies, that effect market interest rates and the money supply; actions that we and our customers take in response to these developments and the effects such actions have on our operations, products, services and customer relationships; the effects of changes in accounting standards or policies, including Accounting Standards Update (ASU) 2016-13, Financial Instruments—Credit Losses (CECL); and, our ability to divest BankMobile on terms and conditions acceptable to us, in the timeframe we currently intend, and the possible effects on our business and results of operations of a divestiture of BankMobile or if we are unable to divest BankMobile for an extended period of time. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2019, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank, except as may be required under applicable law.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollars in thousands, except per share data)
	Q1	Q4	Q3	Q2	Q1
	2020	2019	2019	2019	2019
Interest income:
Loans and leases	$116,080	$116,365	$118,444	$103,567	$93,116
Investment securities	4,977	5,125	5,867	6,481	6,241
Other	4,286	2,505	2,407	1,902	1,718
Total interest income	125,343	123,995	126,718	111,950	101,075

Interest expense:
Deposits	34,353	35,992	38,267	35,980	31,225
FHLB advances	5,390	6,056	7,563	7,607	5,293
Subordinated debt	2,689	1,930	1,684	1,684	1,684
Federal funds purchased and other borrowings	1,590	2,424	3,469	2,000	3,569
Total interest expense	44,022	46,402	50,983	47,271	41,771
Net interest income	81,321	77,593	75,735	64,679	59,304
Provision for credit losses on loans and leases	22,316	9,689	4,426	5,346	4,767
Net interest income after provision for credit losses on loans and leases	59,005	67,904	71,309	59,333	54,537

Non-interest income:
Interchange and card revenue	6,809	6,506	6,869	6,760	8,806
Deposit fees	3,460	3,616	3,642	3,348	2,209
Commercial lease income	4,268	3,839	3,080	2,730	2,401
Bank-owned life insurance	1,762	1,795	1,824	1,836	1,816
Mortgage warehouse transactional fees	1,952	1,983	2,150	1,681	1,314
Gain (loss) on sale of SBA and other loans	11	2,770	—	—	—
Mortgage banking income (loss)	296	(635)	283	250	167
Loss upon acquisition of interest-only GNMA securities	—	—	—	(7,476)	—
Gain (loss) on sale of investment securities	3,974	—	1,001	—	—
Unrealized gain (loss) on investment securities	(1,378)	310	1,333	(347)	2
Other	776	5,629	3,187	3,254	3,003
Total non-interest income	21,930	25,813	23,369	12,036	19,718

Non-interest expense:
Salaries and employee benefits	28,310	27,697	27,193	26,920	25,823
Technology, communication and bank operations	13,050	10,370	8,755	12,402	11,953
Professional services	7,670	6,470	8,348	5,718	4,573
Occupancy	3,032	3,470	3,661	3,064	2,903
Commercial lease depreciation	3,427	2,840	2,459	2,252	1,923
FDIC assessments, non-income taxes and regulatory fees	2,867	2,492	(777)	2,157	1,988
Provision for operating losses	912	1,415	3,998	2,446	1,779
Advertising and promotion	1,641	899	976	1,360	809
Merger and acquisition related expenses	50	100	—	—	—
Loan workout	366	230	495	643	320
Other real estate owned	8	247	108	(14)	57
Other	5,126	2,510	4,376	2,634	1,856
Total non-interest expense	66,459	58,740	59,592	59,582	53,984
Income before income tax expense	14,476	34,977	35,086	11,787	20,271
Income tax expense	3,834	7,451	8,020	2,491	4,831
Net income	10,642	27,526	27,066	9,296	15,440
Preferred stock dividends	3,615	3,615	3,615	3,615	3,615
Net income available to common shareholders	$7,027	$23,911	$23,451	$5,681	$11,825

Basic earnings per common share	$0.22	$0.76	$0.75	$0.18	$0.38
Diluted earnings per common share	$0.22	$0.75	$0.74	$0.18	$0.38

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
ASSETS
Cash and due from banks	$18,842	$33,095	$12,555	$24,757	$41,723
Interest earning deposits	237,390	179,410	169,663	71,038	75,939
Cash and cash equivalents	256,232	212,505	182,218	95,795	117,662
Investment securities available for sale, at fair value	712,657	595,876	608,714	708,359	678,142
Loans held for sale	450,157	486,328	502,854	5,697	1,602
Loans receivable, mortgage warehouse, at fair value	2,518,012	2,245,758	2,438,530	2,001,540	1,480,195
Loans and leases receivable	7,366,058	7,318,988	7,336,237	7,714,106	7,264,049
Allowance for credit losses on loans and leases	(152,610)	(56,379)	(51,053)	(48,388)	(43,679)
Total loans and leases receivable, net of allowance for credit losses on loans and leases	9,731,460	9,508,367	9,723,714	9,667,258	8,700,565
FHLB, Federal Reserve Bank, and other restricted stock	87,140	84,214	81,853	101,947	80,416
Accrued interest receivable	40,570	38,072	38,412	38,506	35,716
Bank premises and equipment, net	8,890	9,389	14,075	10,095	10,542
Bank-owned life insurance	273,576	272,546	270,526	268,682	266,740
Other real estate owned	131	173	204	1,076	976
Goodwill and other intangibles	14,870	15,195	15,521	15,847	16,173
Other assets	450,659	298,052	285,699	269,165	235,360
Total assets	$12,026,342	$11,520,717	$11,723,790	$11,182,427	$10,143,894

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing deposits	$1,435,151	$1,343,391	$1,569,918	$1,380,698	$1,372,358
Interest bearing deposits	6,978,492	7,305,545	7,355,767	6,805,079	6,052,960
Total deposits	8,413,643	8,648,936	8,925,685	8,185,777	7,425,318
FRB advances	175,000	—	—	—	—
Federal funds purchased	705,000	538,000	373,000	406,000	388,000
FHLB advances	1,260,000	850,000	1,040,800	1,262,100	1,025,832
Other borrowings	123,732	123,630	123,528	99,055	123,963
Subordinated debt	181,185	181,115	109,050	109,026	109,002
Accrued interest payable and other liabilities	195,603	126,241	132,577	129,064	93,406
Total liabilities	11,054,163	10,467,922	10,704,640	10,191,022	9,165,521

Preferred stock	217,471	217,471	217,471	217,471	217,471
Common stock	32,751	32,617	32,526	32,483	32,412
Additional paid in capital	446,840	444,218	441,499	439,067	436,713
Retained earnings	327,072	381,519	357,608	334,157	328,476
Accumulated other comprehensive loss	(30,175)	(1,250)	(8,174)	(9,993)	(14,919)
Treasury stock, at cost	(21,780)	(21,780)	(21,780)	(21,780)	(21,780)
Total shareholders' equity	972,179	1,052,795	1,019,150	991,405	978,373
Total liabilities & shareholders' equity	$12,026,342	$11,520,717	$11,723,790	$11,182,427	$10,143,894

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Three Months Ended
	March 31, 2020		December 31, 2019		March 31, 2019
	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)	Average Balance	Average Yield or Cost (%)
Assets
Interest earning deposits	$772,249	1.49%	$150,382	2.21%	$85,263	2.52%
Investment securities (1)	566,287	3.52%	584,955	3.50%	691,823	3.61%
Loans and leases:
Commercial loans to mortgage companies	1,841,659	3.82%	2,158,626	4.16%	1,264,478	5.05%
Multi-family loans	2,213,858	4.06%	2,654,919	3.96%	3,253,792	3.79%
Commercial and industrial loans and leases (2)	2,460,811	4.70%	2,318,313	4.79%	1,921,139	5.14%
Non-owner occupied commercial real estate loans	1,335,600	4.35%	1,325,630	4.55%	1,169,333	4.47%
Residential mortgages	445,953	3.97%	631,370	4.05%	695,748	4.16%
Other consumer loans	1,259,051	9.14%	765,765	9.11%	116,295	9.15%
Total loans and leases (3)	9,556,932	4.89%	9,854,623	4.68%	8,420,785	4.48%
Other interest-earning assets	81,404	7.04%	86,770	7.63%	80,542	5.98%
Total interest-earning assets	10,976,872	4.59%	10,676,730	4.61%	9,278,413	4.41%
Non-interest-earning assets	596,618		580,477		481,116
Total assets	$11,573,490		$11,257,207		$9,759,529
Liabilities
Interest checking accounts	$1,294,098	1.43%	$1,152,349	1.65%	$815,072	1.90%
Money market deposit accounts	3,635,554	1.79%	3,190,543	2.01%	3,144,888	2.24%
Other savings accounts	1,141,406	2.05%	722,487	2.09%	380,911	2.02%
Certificates of deposit	1,524,770	2.04%	2,012,497	2.21%	1,552,153	2.14%
Total interest-bearing deposits (4)	7,595,828	1.82%	7,077,876	2.02%	5,893,024	2.15%
Borrowings	1,229,399	3.16%	1,424,550	2.91%	1,432,685	2.98%
Total interest-bearing liabilities	8,825,227	2.01%	8,502,426	2.17%	7,325,709	2.31%
Non-interest-bearing deposits (4)	1,573,371		1,580,050		1,360,815
Total deposits and borrowings	10,398,598	1.70%	10,082,476	1.83%	8,686,524	1.95%
Other non-interest-bearing liabilities	149,453		138,242		104,401
Total liabilities	10,548,051		10,220,718		8,790,925
Shareholders' equity	1,025,439		1,036,489		968,604
Total liabilities and shareholders' equity	$11,573,490		$11,257,207		$9,759,529
Interest spread		2.89%		2.78%		2.46%
Net interest margin		2.98%		2.89%		2.59%
Net interest margin tax equivalent (5)		2.99%		2.89%		2.59%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 1.51%, 1.65% and 1.75% for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively.
(5) Non-GAAP tax-equivalent basis, using an estimated marginal tax rate of 26% for the three months ended March 31, 2020, December 31, 2019 and Marach 31, 2019, presented to approximate interest income as a taxable asset. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
SEGMENT REPORTING - UNAUDITED
(Dollars in thousands, except per share amounts)
The following tables present Customers' business segment results for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019
	Customers Bank Business Banking	BankMobile	Consolidated	Customers Bank Business Banking	BankMobile	Consolidated
Interest income (1)	$112,717	$12,626	$125,343	$92,871	$8,204	$101,075
Interest expense	43,678	344	44,022	41,605	166	41,771
Net interest income	69,039	12,282	81,321	51,266	8,038	59,304
Provision for credit losses on loans and leases	17,828	4,488	22,316	2,976	1,791	4,767
Non-interest income	11,136	10,794	21,930	7,577	12,141	19,718
Non-interest expense	43,860	22,599	66,459	35,384	18,600	53,984
Income (loss) before income tax expense (benefit)	18,487	(4,011)	14,476	20,483	(212)	20,271
Income tax expense (benefit)	4,650	(816)	3,834	4,880	(49)	4,831
Net income (loss)	13,837	(3,195)	10,642	15,603	(163)	15,440
Preferred stock dividends	3,615	—	3,615	3,615	—	3,615
Net income (loss) available to common shareholders	$10,222	$(3,195)	$7,027	$11,988	$(163)	$11,825

Basic earnings (loss) per common share	$0.33	$(0.10)	$0.22	$0.39	$(0.01)	$0.38
Diluted earnings (loss) per common share	$0.32	$(0.10)	$0.22	$0.38	$(0.01)	$0.38
As of March 31, 2020 and 2019
Goodwill and other intangibles	$3,629	$11,241	$14,870	$3,629	$12,544	$16,173
Total assets (2)	$11,425,543	$600,799	$12,026,342	$9,916,308	$227,586	$10,143,894
Total deposits	$7,803,878	$609,765	$8,413,643	$6,798,562	$626,756	$7,425,318
Total non-deposit liabilities (2)	$2,611,684	$28,836	$2,640,520	$1,719,469	$20,734	$1,740,203

(1) Amounts reported include funds transfer pricing of $1.4 million and $5.6 million for the three months ended March 31, 2020 and 2019, respectively, credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.
(2) Amounts reported exclude inter-segment receivables.

The following tables present Customers' business segment results for the quarter ended March 31, 2020, the preceding four quarters, and the three months ended March 31, 2020 and 2019, respectively:

Customers Bank Business Banking:
	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Interest income (1)	$112,717	$112,212	$113,995	$103,014	$92,871
Interest expense	43,678	46,111	50,734	47,061	41,605
Net interest income	69,039	66,101	63,261	55,953	51,266
Provision for credit losses on loans and leases	17,828	6,846	2,475	(2,206)	2,976
Non-interest income (loss)	11,136	14,964	11,757	970	7,577
Non-interest expense	43,860	41,494	38,347	38,107	35,384
Income before income tax expense	18,487	32,725	34,196	21,022	20,483
Income tax expense	4,650	6,892	7,814	4,629	4,880
Net income	13,837	25,833	26,382	16,393	15,603
Preferred stock dividends	3,615	3,615	3,615	3,615	3,615
Net income available to common shareholders	$10,222	$22,218	$22,767	$12,778	$11,988

Basic earnings per common share	$0.33	$0.71	$0.73	$0.41	$0.39
Diluted earnings per common share	$0.32	$0.70	$0.72	$0.40	$0.38

(1) Amounts reported include funds transfer pricing of $1.4 million, $0.7 million, $0.3 million, $2.2 million and $5.6 million for the three months ended March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019, and March 31, 2019, respectively. These amounts are credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.

BankMobile:
	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
Interest income (2)	$12,626	$11,783	$12,723	$8,936	$8,204
Interest expense	344	291	249	210	166
Net interest income	12,282	11,492	12,474	8,726	8,038
Provision for credit losses on loans and leases	4,488	2,843	1,951	7,552	1,791
Non-interest income	10,794	10,849	11,612	11,066	12,141
Non-interest expense	22,599	17,246	21,245	21,475	18,600
Income (loss) before income tax expense (benefit)	(4,011)	2,252	890	(9,235)	(212)
Income tax benefit	(816)	559	206	(2,138)	(49)
Net income (loss) available to common shareholders	$(3,195)	$1,693	$684	$(7,097)	$(163)

Basic income (loss) per common share	$(0.10)	$0.05	$0.02	$(0.23)	$(0.01)
Diluted income (loss) per common share	$(0.10)	$0.05	$0.02	$(0.22)	$(0.01)

Deposit balances (3)
Disbursements business deposits	$502,711	$319,263	$598,064	$409,683	$615,710
White label deposits	107,054	81,837	67,541	46,514	11,046
Total deposits	$609,765	$401,100	$665,605	$456,197	$626,756
(2) Amounts reported include funds transfer pricing of $1.4 million, $0.7 million, $0.3 million, $2.2 million and $5.6 million for the three months ended March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019, and March 31, 2019, respectively. These amounts are credited to BankMobile for the value provided to the Customers Bank Business Banking segment for the use of excess low/no cost deposits.
(3) As of March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019, and March 31, 2019.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN AND LEASE COMPOSITION - UNAUDITED
(Dollars in thousands)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Commercial:
Multi-family	$2,070,599	$2,392,146	$2,800,018	$3,017,531	$3,212,312
Mortgage warehouse	2,573,671	2,305,953	2,549,286	2,054,307	1,535,343
Commercial & industrial	2,016,254	1,829,785	1,777,378	1,545,704	1,400,444
Commercial real estate owner occupied	543,961	552,007	475,465	586,086	582,637
Commercial real estate non-owner occupied	1,266,405	1,223,529	1,268,557	1,176,575	1,107,336
Construction	116,068	118,418	61,200	59,811	53,372
Total commercial loans and leases	8,586,958	8,421,838	8,931,904	8,440,014	7,891,444
Consumer:
Residential	358,019	378,470	631,866	654,556	626,668
Manufactured housing	68,314	70,398	72,616	75,597	77,778
Other consumer	1,317,737	1,178,283	643,553	552,839	153,153
Total consumer loans	1,744,070	1,627,151	1,348,035	1,282,992	857,599
Deferred (fees)/costs and unamortized (discounts)/premiums, net	3,199	2,085	(2,318)	(1,663)	(3,197)
Total loans and leases	$10,334,227	$10,051,074	$10,277,621	$9,721,343	$8,745,846

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION - UNAUDITED
(Dollars in thousands)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019

Demand, non-interest bearing	$1,435,151	$1,343,391	$1,569,918	$1,380,698	$1,372,358
Demand, interest bearing	1,577,034	1,235,292	1,139,675	925,180	811,490
Savings	1,168,121	919,214	591,336	529,532	417,346
Money market	2,833,990	3,482,505	3,201,883	2,912,266	3,265,823
Time deposits	1,399,347	1,668,534	2,422,873	2,438,101	1,558,301
Total deposits	$8,413,643	$8,648,936	$8,925,685	$8,185,777	$7,425,318

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)	As of March 31, 2020					As of December 31, 2019					As of March 31, 2019
	Total loans	Non accrual /NPLs	Total credit reserves	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Total credit reserves	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Total credit reserves	Total NPLs to total loans	Total reserves to total NPLs

Loan type
Multi-family	$1,623,155	$4,020	$8,742	0.25%	217.46%	$1,909,274	$4,117	$6,157	0.22%	149.55%	$3,212,312	$1,997	$10,630	0.06%	532.30%
Commercial & industrial	2,071,913	9,993	19,603	0.48%	196.17%	1,889,980	4,531	16,010	0.24%	353.34%	1,455,592	12,225	14,182	0.84%	116.01%
Commercial real estate owner occupied	543,961	2,411	7,627	0.44%	316.34%	552,007	1,963	1,781	0.36%	90.73%	582,637	839	1,890	0.14%	225.27%
Commercial real estate non-owner occupied	1,266,405	34,276	21,816	2.71%	63.65%	1,223,529	76	6,243	0.01%	8214.47%	1,107,336	102	6,015	0.01%	5897.06%
Construction	116,068	—	1,933	—%	—%	118,418	—	1,262	—%	—%	53,372	—	584	—%	—%
Total commercial loans and leases receivable	5,621,502	50,700	59,721	0.90%	117.79%	5,693,208	10,687	31,453	0.19%	294.31%	6,411,249	15,163	33,301	0.24%	219.62%
Residential	355,306	6,054	4,148	1.70%	68.52%	375,014	6,128	3,218	1.63%	52.51%	625,066	5,574	6,572	0.89%	117.90%
Manufactured housing	68,314	2,558	4,950	3.74%	193.51%	70,398	1,655	1,178	2.35%	71.18%	77,778	1,924	644	2.47%	33.47%
Other consumer	1,317,737	2,519	83,791	0.19%	3326.36%	1,178,283	1,551	20,648	0.13%	1331.27%	153,153	108	3,689	0.07%	3415.74%
Total consumer loans receivable	1,741,357	11,131	92,889	0.64%	834.51%	1,623,695	9,334	25,044	0.57%	268.31%	855,997	7,606	10,905	0.89%	143.37%
Deferred (fees) costs and unamortized (discounts) premiums, net	3,199	—	—	—%	—%	2,085	—	—	—%	—%	(3,197)	—	—	—%	—%
Loans and leases receivable	7,366,058	61,831	152,610	0.84%	246.82%	7,318,988	20,021	56,497	0.27%	282.19%	7,264,049	22,769	44,206	0.31%	194.15%
Loans receivable, mortgage warehouse, at fair value	2,518,012	—	—	—%	—%	2,245,758	—	—	—%	—%	1,480,195	—	—	—%	—%
Total loans held for sale	450,157	1,325	—	0.29%	—%	486,328	1,325	—	0.27%	—%	1,602	—	—	—%	—%
Total portfolio	$10,334,227	$63,156	$152,610	0.61%	241.64%	$10,051,074	$21,346	$56,497	0.21%	264.67%	$8,745,846	$22,769	$44,206	0.26%	194.15%

(1) Commercial & industrial loans, including owner occupied commercial real estate loans.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	Q1	Q4	Q3	Q2	Q1
	2020	2019	2019	2019	2019
Loan type
Multi-family	$—	$—	$—	$(7)	$541
Commercial & industrial	43	(224)	(20)	(155)	(119)
Commercial real estate owner occupied	(3)	(1)	35	(31)	(120)
Commercial real estate non-owner occupied	—	—	—	—	—
Construction	(3)	(8)	(8)	(114)	(6)
Residential	(29)	181	(5)	61	33
Other consumer	5,906	4,414	1,759	883	731
Total net charge-offs (recoveries) from loans held for investment	$5,914	$4,362	$1,761	$637	$1,060

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
Customers believes that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our core results of operations and financial condition relative to other financial institutions. These non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in Customers' industry. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our ongoing financial results, which we believe enhance an overall understanding of our performance and increases comparability of our period to period results. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to non-GAAP measures disclosed within this document.

Core Earnings - Customers Bancorp
	Q1 2020		Q4 2019		Q3 2019		Q2 2019		Q1 2019
(dollars in thousands except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$7,027	$0.22	$23,911	$0.75	$23,451	$0.74	$5,681	$0.18	$11,825	$0.38
Reconciling items (after tax):
Severance expense	—	—	—	—	—	—	373	0.01	—	—
Loss upon acquisition of interest-only GNMA securities	—	—	—	—	—	—	5,682	0.18	—	—
Merger and acquisition related expenses	40	—	76	—	—	—	—	—	—	—
Legal reserves	830	0.03	—	—	1,520	0.05	—	—	—	—
(Gains) losses on investment securities	(1,788)	(0.06)	(310)	(0.01)	(1,947)	(0.06)	347	0.01	(2)	—
Derivative credit valuation adjustment	2,036	0.06	(429)	(0.01)	378	0.01	605	0.02	257	0.01
Losses on sale of non-QM residential mortgage loans	—	—	595	0.02	—	—	—	—	—	—
Core earnings	$8,145	$0.26	$23,843	$0.75	$23,402	$0.74	$12,688	$0.40	$12,080	$0.38

Core Return on Average Assets - Customers Bancorp
(dollars in thousands except per share data)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
GAAP net income	$10,642	$27,526	$27,066	$9,296	$15,440
Reconciling items (after tax):
Severance expense	—	—	—	373	—
Loss upon acquisition of interest-only GNMA securities	—	—	—	5,682	—
Merger and acquisition related expenses	40	76	—	—	—
Legal reserves	830	—	1,520	—	—
(Gains) losses on investment securities	(1,788)	(310)	(1,947)	347	(2)
Derivative credit valuation adjustment	2,036	(429)	378	605	257
Losses on sale of non-QM residential mortgage loans	—	595	—	—	—
Core net income	$11,760	$27,458	$27,017	$16,303	$15,695

Average total assets	$11,573,490	$11,257,207	$11,259,144	$10,371,842	$9,759,529

Core return on average assets	0.41%	0.97%	0.95%	0.63%	0.65%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Adjusted Net Income and Adjusted ROAA - Pre-Tax Pre-Provision - Customers Bancorp
(dollars in thousands except per share data)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
GAAP net income	$10,642	$27,526	$27,066	$9,296	$15,440
Reconciling items:
Income tax expense	3,834	7,451	8,020	2,491	4,831
Provision for credit losses on loan and leases	22,316	9,689	4,426	5,346	4,767
Provision for credit losses on unfunded commitments	751	3	(235)	(102)	(69)
Severance expense	—	—	—	490	—
Loss upon acquisition of interest-only GNMA securities	—	—	—	7,476	—
Merger and acquisition related expenses	50	100	—	—	—
Legal reserves	1,042	—	2,000	—	—
(Gains) losses on investment securities	(2,596)	(310)	(2,334)	347	(2)
Derivative credit valuation adjustment	2,556	(565)	497	796	338
Losses on sale of non-QM residential mortgage loans	—	782	—	—	—
Adjusted net income - pre-tax pre-provision	$38,595	$44,676	$39,440	$26,140	$25,305

Average total assets	$11,573,490	$11,257,207	$11,259,144	$10,371,842	$9,759,529

Adjusted ROAA - pre-tax pre-provision	1.34%	1.57%	1.39%	1.01%	1.05%

Core Return on Average Common Equity - Customers Bancorp
(dollars in thousands except per share data)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
GAAP net income to common shareholders	$7,027	$23,911	$23,451	$5,681	$11,825
Reconciling items (after tax):
Severance expense	—	—	—	373	—
Loss upon acquisition of interest-only GNMA securities	—	—	—	5,682	—
Merger and acquisition related expenses	40	76	—	—	—
Legal reserves	830	—	1,520	—	—
(Gains) losses on investment securities	(1,788)	(310)	(1,947)	347	(2)
Derivative credit valuation adjustment	2,036	(429)	378	605	257
Losses on sale of non-QM residential mortgage loans	—	595	—	—	—
Core earnings	$8,145	$23,843	$23,402	$12,688	$12,080

Average total common shareholders' equity	$807,967	$819,018	$787,885	$768,592	$751,133

Core return on average common equity	4.05%	11.55%	11.78%	6.62%	6.52%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Adjusted ROCE - Pre-Tax Pre-Provision - Customers Bancorp
(dollars in thousands except per share data)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
GAAP net income to common shareholders	$7,027	$23,911	$23,451	$5,681	$11,825
Reconciling items:
Income tax expense	3,834	7,451	8,020	2,491	4,831
Provision for credit losses on loan and leases	22,316	9,689	4,426	5,346	4,767
Provision for credit losses on unfunded commitments	751	3	(235)	(102)	(69)
Severance expense	—	—	—	490	—
Loss upon acquisition of interest-only GNMA securities	—	—	—	7,476	—
Merger and acquisition related expenses	50	100	—	—	—
Legal reserves	1,042	—	2,000	—	—
(Gains) losses on investment securities	(2,596)	(310)	(2,334)	347	(2)
Derivative credit valuation adjustment	2,556	(565)	497	796	338
Losses on sale of non-QM residential mortgage loans	—	782	—	—	—
Pre-tax pre-provision adjusted net income available to common shareholders	$34,980	$41,061	$35,825	$22,525	$21,690

Average total common shareholders' equity	$807,967	$819,018	$787,885	$768,592	$751,133

Adjusted ROCE - pre-tax pre-provision	17.41%	19.89%	18.04%	11.75%	11.71%

Net Interest Margin, Tax Equivalent - Customers Bancorp
(dollars in thousands except per share data)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
GAAP net interest income	$81,321	$77,593	$75,735	$64,679	$59,304
Tax-equivalent adjustment	205	187	184	183	181
Net interest income tax equivalent	$81,526	$77,780	$75,919	$64,862	$59,485

Average total interest earning assets	$10,976,872	$10,676,730	$10,667,198	$9,851,150	$9,278,413

Net interest margin, tax equivalent	2.99%	2.89%	2.83%	2.64%	2.59%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Core Efficiency Ratio - Customers Bancorp
(dollars in thousands except per share data)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
GAAP net interest income	$81,321	$77,593	$75,735	$64,679	$59,304

GAAP non-interest income	$21,930	$25,813	$23,369	$12,036	$19,718
Loss upon acquisition of interest-only GNMA securities	—	—	—	7,476	—
(Gains) losses on investment securities	(2,596)	(310)	(2,334)	347	(2)
Derivative credit valuation adjustment	2,556	(565)	497	796	338
Losses on sale of non-QM residential mortgage loans	—	782	—	—	—
Core non-interest income	21,890	25,720	21,532	20,655	20,054
Core revenue	$103,211	$103,313	$97,267	$85,334	$79,358

GAAP non-interest expense	$66,459	$58,740	$59,592	$59,582	$53,984
Severance expense	—	—	—	(490)	—
Legal reserves	(1,042)	—	(2,000)	—	—
Merger and acquisition related expenses	(50)	(100)	—	—	—
Core non-interest expense	$65,367	$58,640	$57,592	$59,092	$53,984

Core efficiency ratio (1)	63.33%	56.76%	59.21%	69.25%	68.03%

(1) Core efficiency ratio calculated as core non-interest expense divided by core revenue.

Tangible Common Equity to Tangible Assets - Customers Bancorp
(dollars in thousands except per share data)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
GAAP - Total shareholders' equity	$972,179	$1,052,795	$1,019,150	$991,405	$978,373
Reconciling items:
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles	(14,870)	(15,195)	(15,521)	(15,847)	(16,173)
Tangible common equity	$739,838	$820,129	$786,158	$758,087	$744,729

Total assets	$12,026,342	$11,520,717	$11,723,790	$11,182,427	$10,143,894
Reconciling items:
Goodwill and other intangibles	(14,870)	(15,195)	(15,521)	(15,847)	(16,173)
Tangible assets	$12,011,472	$11,505,522	$11,708,269	$11,166,580	$10,127,721

Tangible common equity to tangible assets	6.16%	7.13%	6.71%	6.79%	7.35%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)
(Dollars in thousands, except per share data)

Tangible Book Value per Common Share - Customers Bancorp
(dollars in thousands except share and per share data)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
GAAP - Total shareholders' equity	$972,179	$1,052,795	$1,019,150	$991,405	$978,373
Reconciling Items:
CECL adjustment	65,821	—	—	—	—
Preferred stock	(217,471)	(217,471)	(217,471)	(217,471)	(217,471)
Goodwill and other intangibles	(14,870)	(15,195)	(15,521)	(15,847)	(16,173)
Tangible common equity	$805,659	$820,129	$786,158	$758,087	$744,729

Common shares outstanding	31,470,026	31,336,791	31,245,776	31,202,023	31,131,247

Tangible book value per common share	$25.60	$26.17	$25.16	$24.30	$23.92

Adjusted Net Income - Pre-Tax Pre-Provision - BankMobile
(dollars in thousands except per share data)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019
GAAP net income to common shareholders	$(3,195)	$1,693	$684	$(7,097)	$(163)
Reconciling items:
Income tax expense (benefit)	(816)	559	206	(2,138)	(49)
Provision for credit losses on loan and leases	4,488	2,843	1,951	7,552	1,791
Provision for credit losses on unfunded commitments	0	0	0	0	0
Severance expense	—	—	—	18	—
Merger and acquisition related expenses	50	100	—	—	—
Losses on sale of multi-family loans	—	—	—	—	—
Legal reserves	1,042	—	1,000	—	—
Pre-tax pre-provision adjusted net income available to common shareholders	$1,569	$5,195	$3,841	$(1,665)	$1,579